Exhibit 99-3

SOURCE: VGTel, Inc.

August 30, 2011 17:10 ET

VGTel, Inc. (VGTL OTC BB) Announces Name Change to "360 Entertainment and Productions, Inc."

Company Announces Co-Production Agreement and Launches Its First Film, "Greetings from Tim Buckley"

SUFFERN, NY--(Marketwire - Aug 30, 2011) - VGTel, Inc. (OTCQB: VGTL) (OTCBB: VGTL) announced today that the Board of Directors approved the Company's name change to "360 Entertainment and Productions, Inc." The name reflects the Company's new corporate vision and strategy as a full scale entertainment and production company focusing on film production, Broadway and London Stage productions, as well as online distribution of entertainment products.

The Company is finalizing an agreement for the co-production of its first film, "Greetings from Tim Buckley," which is currently filming on location in New York and Los Angeles. The film follows the true story of the days leading up to Jeff Buckley's eminent 1991 performance at his father's tribute concert at St. Ann and the Holy Trinity Church in Brooklyn Heights, NY. Through a romance with a young woman working at the concert, he learns to embrace all of his feelings toward the father who abandoned him -- longing, anger, forgiveness, and love. Culminating in a cathartic performance of his father's most famous songs, Jeff's debut stuns the audience and launches his career as one of the greatest young musicians of his time.

Greetings from Tim Buckley stars Penn Badgley (best known from the CW television series Gossip Girl) as Jeff Buckley, and Imogen Poots (currently starring in Fright Night which opened earlier this month). The film is being directed by Dan Algrant and produced by Fred Zollo and Dan Algrant (A-Z Productions), Smuggler Films (www.smugglerfilms.com), 360 Entertainment and Productions, Inc., and others.

Click on Headlines for Links:

Penn Badgley on set of 'Tim Buckley'

Penn Badgley on set with Imogen Poots

'Fright Night's' Imogen Poots Takes 'Greetings from Tim Buckley'

About VGTel, Inc.

VGTel, Inc. dba 360 Entertainment and Productions, Inc. is proud to co-produce this film with a wonderful cast and professional team of director, writers, and co-producers, and looks forward to announcing additional productions.

Safe Harbor - Safe Harbor for forward-looking statements: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the private securities reform act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future periods to differ materially from forecasted results.

Contact Information

•	CONTACT:

Mark Kabbash

Tel: 646-408-2661

Email: Email Contact